FOR IMMEDIATE RELEASE                   CONTACT:  Eric Sieracki
                                               John Dolphin
                                               (818) 304-7523
                                               Laura Snow
                                               (818) 304-4422

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
             REPORTS FIRST QUARTER EARNINGS - DECLARES CASH DIVIDEND

PASADENA, CA (June 12, 1995) -- Countrywide Credit Industries, Inc. (NYSE:CCR), the nation's largest independent residential mortgage lender and servicer, announced today that unaudited net earnings for the first fiscal quarter ended May 31, 1995 were $36.2 million. Primary and fully diluted earnings per common share were $0.39. Earnings for the quarter ended May 31, 1994 were $33.7 million, or $0.37 per primary and fully diluted share.

Countrywide's Board of Directors declared a cash dividend of $0.08 per common share for the first quarter, payable July 17, 1995 to shareholders of record on June 26, 1995.

Effective with the quarter ended May 31, 1995 the Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 122 amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities. The overall impact on the Company's financial statements of adopting SFAS No. 122 was an increase in net earnings for the quarter ended May 31, 1995 of $8.9 million, or $0.10 per fully diluted share. Since SFAS No. 122 prohibits retroactive application, historical accounting results have not been restated and, accordingly, the accounting results for the quarter ended May 31, 1995 are not directly comparable to prior periods.

Pre-tax earnings from the Company's loan servicing activities amounted to $60.0 million and $32.0 million for the quarters ended May 31, 1995 and 1994, respectively. The increase of $28.0 million was principally due to an increase of the servicing portfolio, but was offset, in part, by a change of $10.0 million in the Company's internal method of allocating
overhead between its servicing and production activities.   For the quarter
ended May 31, 1995,


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the pre-tax loss from the Company's loan production activities was $1.5 million versus a pre-tax profit of $20.9 million for the quarter ended May 31, 1994. The decrease of $22.4 million was primarily attributed to lower loan production and increased price competition caused by lower demand for mortgage loans, but was offset, in part, by the effect of the adoption of SFAS No. 122 and the change in the Company's internal overhead allocation method discussed above.

SFAS No. 122 requires the recognition of originated mortgage servicing rights ("OMSRs"), as well as purchased mortgage servicing rights ("PMSRs"), as assets by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Under SFAS No. 65, the cost of OMSRs was not recognized as an asset and was charged to earnings when the related loan was sold. The separate impact of recognizing OMSRs as assets in the Company's financial statements in accordance with SFAS No. 122 for the quarter ended May 31, 1995 was an increase in net earnings of $18.6 million, or $0.20 per fully diluted share.

With respect to PMSRs, SFAS No. 122 has a different cost allocation methodology than SFAS No. 65. In contrast to a cost allocation based on relative market value as set forth in SFAS No. 122, the prior requirement was to allocate the costs incurred in excess of the market value of the loans without the servicing rights to PMSRs. During the quarter ended May 31, 1995, the separate impact of the application of the SFAS No. 122 cost allocation method, along with the effect of changes in market conditions, was to reduce PMSR capitalization by $9.7 million or $0.10 per fully diluted share.

SFAS No. 122 also requires that all capitalized mortgage servicing rights be evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their value. In addition to normal amortization of the servicing assets amounting to $29.1 million, the Company reduced the servicing assets by an additional $116.7 million of impairment during the quarter ended May 31, 1995. The entire amount of such impairment was offset by a net gain of $117.0 million in the Company's servicing hedge which is designed to protect its servicing investment. The net gain includes unrealized gains of $106.9 million and realized gains of $10.1 million from the sale of various financial instruments that comprise the hedge. As a part of the adoption of SFAS No. 122, the Company has revised its servicing hedge accounting policy, effective with the quarter ended May 31, 1995, to adjust the basis of the servicing assets for unrealized gains or losses in the derivative financial instruments comprising the servicing hedge.

The Company's loan servicing portfolio grew to $121 billion with a weighted average coupon of 7.7 percent at May 31, 1995 from $94 billion with a weighted average coupon of 7.2 percent at May 31, 1994. In the first quarter of

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fiscal 1996 the Company acquired bulk servicing of $3.0 billion compared to
$3.5 billion in the first quarter of fiscal 1995.

The Company's loan production for the quarter ended May 31, 1995 was $6.8 billion compared to $9.4 billion for the quarter ended May 31, 1994. Countrywide's fixed rate loan production amounted to $4.5 billion in the quarter, or 67 percent of total production, versus $7.4 billion or 79 percent of total production in the first quarter of fiscal 1995. Purchase mortgage activity was $5.6 billion in this year's first quarter and $4.5 billion in last year's first quarter. Refinances represented 17 percent of total fundings in the first quarter compared to 52 percent in the comparable quarter last year.

Founded in 1969, Countrywide Credit Industries, Inc. originates, purchases, sells and services loans for single-family homes. The Company is headquartered in Pasadena, California and has more than 330 offices across the nation.
















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Countrywide Credit Industries, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

                                       Three Months Ended
                                              May 31,
(Dollar amounts in thousands,          1995              1994     % Change
except share data)

Revenues
  Loan origination fees               $41,521           $73,736        (44%)
  Gain (loss) on sale of               12,731            11,748           8%
  loans
       Loan production revenue         54,252            85,484        (37%)
  Interest earned                      91,731            90,782           1%
  Interest charges                   (80,112)          (63,643)          26%
       Net interest income             11,619            27,139        (57%)
  Loan servicing income               129,382            95,930          35%
  Less amortization and             (145,743)          (23,000)         534%
  impairment of servicing
  assets
  Servicing hedge benefit             116,975          (19,916)       (687%)
  (expense)
       Net loan                       100,614            53,014          90%
  administration income
  Commissions, fees and                12,478            11,481           9%
  other income
            Total revenues            178,963           177,118           1%

Expenses
  Salaries and related                 50,639            60,132        (16%)
  expenses
  Occupancy and other                  26,545            26,005           2%
  office expenses
  Guarantee fees                       26,022            19,058          37%
  Marketing expenses                    5,951             6,757        (12%)
  Other operating expenses              9,512             8,951           6%
            Total expenses            118,669           120,903         (2%)

Earnings before income taxes           60,294            56,215           7%
  Provision for income                 24,118            22,486           7%
  taxes

NET EARNINGS                          $36,176           $33,729           7%

Earnings per Share
  Primary                               $0.39             $0.37           5%
  Fully Diluted                         $0.39             $0.37           5%

Weighted Average Shares Outstanding
  Primary                          92,683,000        92,181,000           1%
  Fully Diluted                    92,849,000        92,345,000           1%



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                       Countrywide Credit Industries, Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

                                           May 31,            February 28,
(Dollar amounts in thousands, except         1995                 1995
per share data)

Assets
Cash                                   $    12,891              $    17,624
Receivables for mortgage loans shipped   1,956,740                1,174,648
Mortgage loans held for sale             1,756,589                1,724,177
Other receivables                          506,027                  476,754
Property, equipment and leasehold
improvements, at cost - net of
 accumulated depreciation and
amortization                               139,166                  145,612
Capitalized servicing fees receivable      486,276                  464,268
Mortgage servicing rights                1,378,607                1,332,629
Other assets                               400,590                  243,950

   Total assets                         $6,636,886               $5,579,662


Liabilities and Shareholders' Equity
Notes payable                           $4,964,281               $3,963,091
Drafts payable issued in connection
with mortgage loan closings                151,735                  200,221
Accounts payable and accrued
liabilities                                154,946                  105,097
Deferred income taxes                      392,813                  368,695
   Total liabilities                     5,663,775                4,637,104

Commitments and contingencies                  -                        -

Shareholders' equity
Preferred stock - authorized,
1,316,000 shares of $0.05 par value;
 issued and outstanding, none                  -                        -
Common stock - authorized, 240,000,000
shares of $0.05 par
 value; issued and outstanding,
91,561,027 shares at
 May 31, 1995 and 91,370,364 shares at
February 28, 1995                            4,578                    4,568
Additional paid-in capital                 609,971                  608,289
Retained earnings                          358,562                  329,701
   Total shareholders' equity              973,111                  942,558

   Total liabilities and
shareholders' equity                    $6,636,886               $5,579,662








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Countrywide Credit Industries, Inc.

SELECTED OPERATING DATA (unaudited)
(Dollar amounts in thousands)


                                       Three Months Ended
                                             May 31,
                                      1995             1994          % Change

Volume of loans produced            $6,771,558      $9,353,167         (28%)

Number of loans produced                66,909          79,250         (16%)

Bulk servicing acquisitions         $2,965,997      $3,473,845         (15%)

At May 31,                            1995             1994          % change

Pipeline of loans-in-process        $4,296,574      $4,368,640          (2%)

Loan servicing portfolio*         $120,900,462     $93,616,244           29%

Number of loans serviced*            1,049,938         782,137           34%

* Includes warehoused loans
  and loans under
  subservicing agreements.







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Countrywide Credit Industries, Inc.
Quarterly Sector Analysis
(unaudited)

Loan Servicing Sector


                                        Three Months Ended May 31,
(Dollar amounts in thousands)
                                        1995      %          1994       %
  Servicing fees & miscellaneous    $ 144,621   0.494%    $ 108,756   0.488%
  Escrow balance benefits              18,139   0.062%       14,127   0.063%
  Amortization and impairment of
  servicing assets                   (145,743) (0.498%)     (23,000) (0.103%)
  Servicing hedge benefit (expense    116,975   0.400%      (19,916) (0.089%)
       Total servicing revenues       133,992   0.458%       79,967   0.359%

  Guarantee fees                       26,022   0.089%       19,058   0.085%
  Operating expenses                   18,762   0.064%       15,532   0.070%
  Servicing overhead                    9,980   0.034%            0   0.000%
       Total servicing expenses        54,764   0.187%       34,590   0.155%
  Interest expense                     19,240   0.066%       13,402   0.060%
  Loan servicing earnings (pre-tax)  $ 59,988   0.205%     $ 31,975   0.144%


  Average servicing portfolio        $117,099,000          $ 89,100,000


Loan Production Sector
                                        Three Months Ended May 31,
(Dollar amounts in thousands)
                                        1995      %          1994       %
  Loan origination fees            $   41,982    0.62%   $   72,772    0.78%
  Net warehouse spread                  2,266    0.03%       19,381    0.21%
  Servicing value booked
      Mortgage servicing rights       110,783    1.64%       86,540    0.92%
      Conventional excess              28,742    0.42%       65,453    0.70%
      Government excess                27,520    0.41%            0    0.00%
  Total servicing value booked        167,045    2.47%      151,993    1.62%
      Total production revenues       211,293    3.12%      244,146    2.61%

  Direct pricing costs                157,247    2.32%      142,082    1.52%
  Direct production costs              43,973    0.65%       61,070    0.65%
  Production overhead                  11,540    0.17%       20,097    0.22%
       Total production costs         212,760    3.14%      223,249    2.39%
  Loan production (loss) earnings    ($ 1,467)  (0.02%)  $   20,897    0.22%
  (pre-tax)


  Production                          $ 6,771,558        $ 9,353,167

  Weighted average service fee of
     servicing booked(1)                        0.566%                0.393%

   (1) For government excess service
      fees, based on static interest
     rates over the expected life of
                          the loans.